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                                                                     EXHIBIT 99



NEWS RELEASE                                     For more information:
---------------------                            ---------------------
For Immediate Release                            Mary Ryan

                                630/734-2383




                 AFTERMARKET TECHNOLOGY CORP. ANNOUNCES
                   POTENTIAL ACQUISITION OF ALL TRANS

               ACQUISITION WOULD SOLIDLY POSITION ATC IN
                    STANDARD TRANSMISSION AFTERMARKET

WESTMONT, IL, September 15, 1999 -- Aftermarket Technology Corp. (Nasdaq:
ATAC) announced today that it is in negotiations to acquire substantially all of the assets of Portland, Oregon-based All Transmission Parts, Inc. and its affiliate, All Automatic Transmission Parts, Inc. These companies, which are expected to have 1999 revenues of approximately $24 million, supply standard transmission parts and complete assemblies as well as automatic transmission components to the independent aftermarket for the repair of automobiles and light trucks. The acquisition is expected to be slightly accretive to earnings in 1999 and is projected to add approximately $0.05-$0.07 per share in 2000.

The All Trans companies, which began operations in 1985, would add a market leading reputation and proven capabilities in standard transmissions to ATC's existing product offerings. The broadened product offerings would enable ATC to expand its product and customer coverage. Through this strategic acquisition, ATC expects to be able to more fully develop the standard transmission market by leveraging the Company's strength in telemarketing and distribution systems with All Trans' products and capabilities. In addition, the All Automatic Transmission Parts affiliate would provide ATC with access to additional hard parts supply for its existing automatic transmission business.

In commenting on this potential acquisition, Mike DuBose, Chairman, President and CEO of ATC, said, "I am very pleased to make this announcement today. All Trans is a well-known and highly regarded transmission parts distributor and its growth is a tribute to the efforts of Dave and Barry Helm, as well as to their people. They have successfully established their position as one of the premiere independents serving the standard transmission parts market. This acquisition, when finalized, will provide us with a growth opportunity through the expansion of our product lines and market coverage."


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Dave Helm, President of All Trans, stated, "We are pleased to be joining the
ATC team. We believe that our companies are an excellent strategic fit for ATC, providing them with the opportunity to continue execution of their growth plans, with the addition of our strong base of assets, our people and our loyal customers. We are particularly pleased and excited about the opportunity to continue in the business as part of the ATC family and to be a part of their evolving success story."

Continuing, DuBose stated, "Dave and Barry Helm will continue to manage the business as they have for the past 14 years, under the All Trans name. I feel that we will be well-positioned to avail ourselves of new market opportunities with the combined strength of the All Trans team and our existing operations."

The acquisition, expected to be completed in early October, has been approved by the boards of directors of ATC and All Trans, but remains subject to certain other contingencies, including finalization of a purchase agreement and other closing conditions. Therefore, no assurance can be given that the acquisition will be completed.

Aftermarket Technology Corp. is headquartered in Westmont, Illinois. The Company's principal products include remanufactured transmissions, torque converters and engines, as well as remanufactured and new parts for the repair of automotive drive train assemblies. ATC also remanufactures electronic control modules, instrument and display clusters and radios. In addition, the Company provides third party distribution and material recovery services.

The Company's customers include original equipment manufacturers and independent transmission rebuilders, as well as wholesale distributors and retail automotive parts stores. Established in 1994, the Company maintains more than 65 distribution centers throughout the United States and Canada. Aftermarket Technology Corp. posted 1998 revenues of $486.8 million.

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The preceding paragraphs contain statements that are not related to historical results and are "forward-looking" statements within the meaning of the Private Securities and Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and other filings made by the Company with the Securities and Exchange Commission.